Exhibit 99.1

GLOBAL INDUSTRIAL COMPANY REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Sales of $347.8 Million, Increase 6.8%
Operating Income of $26.4 Million; Operating Margin 7.6%
Board Declares $0.25 Dividend

PORT WASHINGTON, NY, July 30, 2024 – Global Industrial Company (NYSE: GIC) today announced financial results for the second quarter ended June 30, 2024.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$347.8	$325.8	$671.2	$599.6
Gross profit	$122.5	$112.9	$233.4	$211.3
Gross margin	35.2%	34.7%	34.8%	35.2%
Operating income from continuing operations	$26.4	$29.1	$43.8	$46.9
Operating margin	7.6%	8.9%	6.5%	7.8%
Net income from continuing operations	$20.2	$21.5	$33.3	$34.8
Net income per diluted share from continuing operations	$0.52	$0.56	$0.86	$0.91

Net income (loss) from discontinued operations	$0.1	$0.0	$0.2	$(0.1)
Net income (loss) per diluted share from discontinued operations	$0.00	$0.00	$0.01	$0.00
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended June 29, 2024 and July 1, 2023, respectively. The second quarters of both 2024 and 2023 included 13 weeks and the first six months of both 2024 and 2023 included 26 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to US dollars using the current year's average exchange rate. There were 64 selling days in the U.S. in the second quarters of 2024 and 2023, respectively, and there were 128 selling days in the U.S. for the six months ended 2024 and 2023, respectively. There were 64 selling days in Canada in the second quarter of 2024 and 63 selling days in the second quarter of 2023. There were 126 selling days in Canada for the six months ended 2024 and 2023, respectively.

Second Quarter 2024 Financial Summary:

•Consolidated sales increased 6.8% to $347.8 million compared to $325.8 million last year. Excluding Indoff, acquired on May 19, 2023, sales increased 1.8% in the quarter and 1.7% on an average daily sales basis.
•Consolidated gross margin increased to 35.2% compared to 34.7% last year. Excluding Indoff, gross margin was 36.8%, a 110 basis point improvement over prior year.
•Consolidated operating income from continuing operations decreased 9.3% to $26.4 million compared to $29.1 million last year. Excluding Indoff, operating income was $24.9 million, a decrease of 11.1%.
•Net income per diluted share from continuing operations decreased 7.1% to $0.52 compared to $0.56 last year.

Year to Date Q2 2024 Financial Summary:

•Consolidated sales increased 11.9% to $671.2 million compared to $599.6 million last year. Excluding Indoff, acquired on May 19, 2023, sales increased 3.0%.
•Consolidated gross margin declined to 34.8% compared to 35.2% last year. Excluding Indoff, gross margin was 36.3%, a 50 basis point improvement over prior year.
•Consolidated operating income from continuing operations decreased 6.6% to $43.8 million compared to $46.9 million last year. Excluding Indoff, operating income was $41.0 million, a decrease of 10.5%.
•Net income per diluted share from continuing operations decreased 5.5% to $0.86 compared to $0.91 last year.

Richard Leeds, Executive Chairman of the Board, said, “Second quarter revenue improved 6.8% and on an organic basis revenue was up 1.8%. We were pleased with top line results given the current market cycle and the soft demand environment. During the quarter we saw a continuation of cautious customer purchasing behavior and mixed revenue performance on a monthly basis. Gross margin improved on both a prior year and sequential quarter basis, while our bottom-line reflected planned investments in key growth initiatives across customer experience, marketing and sales."
"We continue to make investments that are intended to strengthen our competitive position, help us capture market share and enhance revenue growth. With a strong leadership team, and solid execution against our strategy, we believe we are well positioned to drive long-term financial performance and build value for our stockholders."

At June 30, 2024, the Company had total working capital of $171.1 million, cash and cash equivalents of $38.8 million, and excess availability under its credit facility of approximately $120.6 million. Operating cash flow provided by continuing operations in the quarter was $18.7 million. The Company’s Board of Directors has declared a cash dividend of $0.25 per share to common stock shareholders of record at the close of business on August 12, 2024, payable on August 19, 2024.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its second quarter 2024 results today, July 30, 2024 at 5:00 p.m. Eastern Time. A live webcast of the remarks will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. For 75 years, Global Industrial has gone the extra mile for its customers, currently offering hundreds of thousands of industrial and MRO products needed to run businesses and facilities. Global Industrial is committed to its customer-centric strategy, and utilizes a team of subject matter experts, products from its Global Industrial Exclusive BrandsTM and national vendor relationships to help customers succeed. Global Industrial, "We Can Supply That®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.
Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$347.8	$325.8	$671.2	$599.6
Cost of sales	225.3	212.9	437.8	388.3
Gross profit	122.5	112.9	233.4	211.3
Gross margin	35.2%	34.7%	34.8%	35.2%
Selling, distribution and administrative expenses	96.1	83.8	189.6	164.4
Operating income from continuing operations	26.4	29.1	43.8	46.9
Operating margin	7.6%	8.9%	6.5%	7.8%
Interest and other expense, net	0.1	0.3	0.3	0.5
Income from continuing operations before income taxes	26.3	28.8	43.5	46.4
Provision for income taxes	6.1	7.3	10.2	11.6
Net income from continuing operations	20.2	21.5	33.3	34.8
Net income (loss) from discontinued operations	0.1	0.0	0.2	(0.1)
Net income	$20.3	$21.5	$33.5	$34.7

Net income per common share from continuing operations:
Basic	$0.52	$0.56	$0.87	$0.91
Diluted	$0.52	$0.56	$0.86	$0.91

Net income (loss) per common share from discontinued operations:
Basic	$0.00	$0.00	$0.01	$0.00
Diluted	$0.00	$0.00	$0.01	$0.00

Net income per common share:
Basic	$0.52	$0.56	$0.88	$0.91
Diluted	$0.52	$0.56	$0.87	$0.91

Weighted average common and common equivalent shares:
Basic	38.2	38.1	38.2	38.1
Diluted	38.4	38.2	38.4	38.2

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	June 30,	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$38.8	$34.4
Accounts receivable, net	142.8	130.7
Inventories	172.9	150.8
Prepaid expenses and other current assets	12.4	13.9
Total current assets	366.9	329.8
Property, plant and equipment, net	19.9	20.0
Operating lease right-of-use assets	77.4	84.4
Goodwill and intangibles	67.3	69.3
Other assets	11.0	9.9
Total assets	$542.5	$513.4

Current liabilities:
Accounts payable and accrued expenses	$181.6	$160.1
Operating lease liabilities	14.2	14.1
Total current liabilities	195.8	174.2
Operating lease liabilities	73.9	81.4
Other liabilities	2.4	2.6
Shareholders’ equity	270.4	255.2
Total liabilities and shareholders’ equity	$542.5	$513.4

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$33.3	$34.8
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	3.8	2.6
Stock-based compensation	0.6	1.2
(Benefit) provision for deferred taxes	(0.1)	0.1
Change in working capital	(14.5)	25.4
Other, net	1.9	1.4
Net cash provided by operating activities from continuing operations	25.0	65.5
Net cash provided by (used in) operating activities from discontinued operations	0.2	(0.2)
Net cash provided by operating activities	25.2	65.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2.2)	(1.4)
Purchase of Indoff LLC, net of cash acquired	0.0	(72.3)
Net cash used in investing activities	(2.2)	(73.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term borrowings	0.0	39.7
Dividends paid	(19.2)	(15.3)
Stock-based compensation share issuances, net	0.7	0.5
Net cash (used in) provided by financing activities	(18.5)	24.9

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.1)	(0.1)

NET INCREASE IN CASH	4.4	16.4
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	34.4	28.5
CASH AND CASH EQUIVALENTS – END OF PERIOD	$38.8	$44.9